Exhibit 10.3.1

Executed

FABRINET

A CALIFORNIA CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into effective as of January 1, 2000, by and between FABRINET, a California corporation (“Employer”), and DAVID T. MITCHELL (“Employee”).

R E C I T A L S:

A. Employee, the founding shareholder of Employer, possesses skill, experience, and knowledge in the executive management and operation of business enterprises and desires to be employed by Employer.

B. Employer, a subsidiary of Fabrinet, a company formed under the laws of the Cayman Islands (“Parent”), is engaged in the business of providing contract manufacturing services to businesses, and desires to engage the services of Employee as its chief executive officer.

C. NOW, THEREFORE, in consideration of the mutual terms, promises, and conditions set forth in this Agreement, the parties agree as follows:

1. EMPLOYMENT AND DUTIES.

a. Employer hereby hires Employee as its Chief Executive Officer, and Employee accepts that employment. Employee shall have all of the obligations, duties, and responsibilities customary for such a position, subject to the policies and directives of Employer’s Board of Directors who shall have the final authority for determining the nature and scope of Employee’s duties.

b. During his employment, Employee shall devote his full energies, abilities, and professional time to the performance of his duties under this Agreement and pursuant to the provisions hereof shall not, without Employer’s prior written consent, render services to others of any kind for compensation or engage in any other business activity which would be competitive with or interfere with the performance of Employee’s duties under this Agreement.

2. TERM OF EMPLOYMENT.

The term of employment under this Agreement shall commence as of January 1, 2000, and continue through and including December 31, 2005, unless extended by mutual agreement or terminated earlier pursuant to the provisions of paragraph 5 (the “Term”).

3. COMPENSATION AND BENEFITS.

a. Base Salary. Commencing as of January 1, 2000, Employer shall pay Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $450,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of Employer. Such base salary shall be subject to review each year for possible increase by the Board, but shall in no event be decreased from its then-existing level during the term of this Agreement.

b. Bonus Compensation. In addition to base salary, Employer shall pay Bonus Compensation to Employee as may be allocated, if any, to Employee from the Fabrinet Profit Sharing Pool to be instituted at the discretion of the board of directors of the Parent, the principal terms of which are attached hereto as Exhibit A and incorporated herein by reference. Bonus Compensation, if any, shall be payable each calendar quarter during the term of this Agreement, commencing with the calendar quarter ending March 31, 2000. Any Bonus Compensation due to Employee shall be paid within thirty (30) days after the end of each calendar quarter during the term of this Agreement.

c. Stock Options. Provided that Employee continues to be employed by Employer, Employee shall be eligible, at the discretion of the board of directors of Parent, to receive grants of options to acquire ordinary shares of Parent pursuant to the terms and conditions of Parent’s Employee Stock Option Plan (which Plan shall be instituted at the discretion of board of directors of Parent). Employee shall be eligible for such grant of options notwithstanding any option or warrant grants that otherwise may accrue to Employee pursuant to any bridge loan or shareholders’ agreement between Parent and H&Q Asia Pacific Limited (“H&QAP”) or any investment fund under H&QAP’s control, including Asia Pacific Growth Fund III, L.P. Stock options granted to Employee shall vest over a four year period and shall be governed by the terms of the Employee Stock Option Plan and Agreement.

d. Other Benefits.

(1) The Employee shall be eligible to participate in any benefit plan made generally available to senior executives of Employer, including any such pension plan, hospitalization plan, medical and dental service plan, disability plan, life insurance plan, death benefit plan, 401(k) plan, retirement plan or any other employee benefit plan, which may be in effect at any time or from time to time during the Employee’s employment under this Agreement, subject to the amendment or termination of any such plan or benefit. During the Term, the Employer’s hospitalization plan, medical and dental service plan shall also provide hospitalization, dental and medical coverage for the Employee’s dependents, including his spouse and minor children. Commencing January 1, 2000, and continuing until such time as the Employee becomes eligible for coverage under the Employer’s group health insurance plan, Employer shall make (or reimburse Employee for) the premium payments necessary to permit the Employee to continue group health insurance coverage for the Employee and his eligible dependents under Blue Cross/Blue Shield and to continue his current disability policy until coverage under Employer’s policy begins.

(2) Within such time as prescribed by the Employer, from time to time and upon presentation of receipts by the Employee, the Employer shall reimburse the Employee for all reasonable travel (including food and lodging), entertainment and other similar business expenses incurred by him in the performance of his duties hereunder in accordance with the Employer’s policies regarding such expenses. The Employer will reimburse the Employee in the amount of $1,500 per month, upon receipt of an invoice for such amount from Employee, for reasonable expenses incurred by the Employee in equipping, maintaining and operating a phone, fax and computer for the equivalent of an at-home office in Los Altos Hills, California, U.S.A.

(3) The Employee shall be entitled to reasonable vacations as may be consistent with the generally applicable vacation policies of the Employer, but in no event less than four (4) weeks of paid vacation per year.

e. Indemnification. In connection with any threatened, pending or completed claim, demand, liability, action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative, or any appeal therefrom, whether by or in the right of Employer or otherwise, arising out of or relating to the fact that Employee is or was a director, officer, employee or agent of Employer, or is or was serving at the request of Employer in any such role for any other corporation or entity, or by reason of anything done or not done by the Employee in any such capacity, Employer hereby expressly agrees and shall indemnify and hold Employee harmless, to the fullest extent authorized by law, against any and all expenses (including, without limitation, attorneys’ fees and all other costs, expenses or obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal) any such matter), damages, judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith, except where such claim or action results from the Employee’s willful misconduct or gross negligence. In the event that both Employee and Employer are made a party to the same action, complaint, suit, arbitration or proceeding, Employee shall be entitled to engage separate legal counsel and, except where such claim or action results from the Employee’s willful misconduct or gross negligence, Employer shall pay all costs, expenses or obligations paid or incurred in connection with such separate legal counsel. Further, while Employee agrees at all times to use Employee’s best efforts to discharge faithfully his duties under this Agreement, Employee cannot be held liable to Employer for a breach of his duty of care, acts or omissions made in good faith where Employee has not exhibited willful misconduct, gross neglect or performed criminal or fraudulent acts. Employer shall promptly pay (or advance to Employee, to the fullest extent authorized by law) on behalf of and for Employee, upon presentation of invoices, any and all amounts for which indemnification is provided under this Section 3(e). In addition, Employer shall purchase and maintain directors’ and officers’ liability insurance in an amount and in a form customarily held by companies situated similarly to Employer, and Employee shall be a beneficiary of such policy or policies. Notwithstanding any statement contained in this Agreement to the contrary, the obligations of Employer set forth in this Section 3(e) shall survive any termination or expiration of this Agreement.

4. NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND TRADE SECRETS.

a. The Employee acknowledges that (i) the principal business of the Employer (which expressly includes for purposes of this Section 4, its successors and assigns) is the manufacture of electronic and mechanical components for use in the assembly of disk drives and other electronic components (such businesses, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Employer’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Employer’s Business is national and international in scope; (iii) the Employee’s work for the Employer has given and will continue to give him access to the confidential affairs and proprietary information of the Employer; (iv) the covenants and agreements of the Employee contained in this Section 4 are essential to the business and goodwill of the Employer; and (v) the Employer would not have entered into this Agreement but for the covenants and agreements set forth in this Section 4. Accordingly, the Employee covenants and agrees that:

(i) By and in consideration of the salary and benefits to be provided by the Employer hereunder including the severance arrangements set forth herein, and further in consideration of the Employee’s exposure to the confidential or proprietary information of the Employer, during the Term, he shall not, directly or indirectly (A) engage in any element of the Business or otherwise compete with the Employer, Parent or the affiliates of either, (B) render any services to any person, corporation, partnership or other entity (other than the Employer, Parent and the affiliates of either) engaged in any element of the Business, or (C) become interested in any such person, corporation, partnership or other entity (other than the Employer, Parent and the affiliates of either) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (1) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (2) the Employee is not a controlling person of, or a member of a group which controls, such entity and (3) the Employee does not, directly or indirectly, own 5% or more of any class of securities of such entity.

(ii) During the Term, the Employee will disclose to the Employer, and the Employer shall maintain such disclosure in confidence to the extent required by Section 2871 of the California Labor Code, as amended (the “CLC”), all information, ideas, discoveries, inventions, trade secrets and other intangibles developed by the Employee, either individually or with others, which relate, directly or indirectly, to the business of the Employer, including without limitation any process, method, operation, product, service or any improvements thereof, whether or not conceived or developed during the Employee’s working hours, and with respect to which the equipment, supplies, facilities or confidential information of the Employer or its affiliates was used in whole or in part (“Proprietary Information”).

During and after the Term, the Employee will not disclose any such Proprietary Information to any third party without prior written consent of the Employer except for Proprietary Information which becomes publicly known through no wrongful act of the

Employee. All rights in and to all Proprietary Information shall be owned solely and exclusively by the Employer. Proprietary Information shall include, without limitation, any and all patent, trademark, copyright, trade secret and other proprietary rights of any kind whatsoever, any and all works in any medium whatsoever that refer to, relate to, incorporate, include, analyze or utilize such Proprietary Information, including, but not limited to, improvements and modifications thereto and derivations therefrom. To the extent necessary to vest such sole and exclusive ownership in the Employer, the Employee hereby irrevocably assigns to the Employer (and, as applicable, its successors and assigns) any and all rights in and to such Proprietary Information. Notwithstanding the foregoing, to the extent required by Section 2870 of the CLC, this Section 4a.(ii) shall not require the Employee to assign, or offer to assign, any invention that the employee developed entirely on his own time without using the Employer’s equipment, supplies, facilities or trade-secret information except for those inventions that either (A) relate at the time of conception or reduction to practice of the invention to the Employer’s business, or actual or demonstrable anticipated research or development of the Employer, or (B) results from any work performed by the Employee for the Employer.

The Employee agrees to sign, execute and acknowledge, or cause to be signed, executed or acknowledged, without cost to the Employer, any and all documents and to perform such acts as may be considered necessary, useful or convenient by the Employer for the purpose of obtaining, perfecting, recording, renewing or enforcing title to the Proprietary Information by the Employer, and all rights therein. The Employee hereby grants all such royalty-free, perpetual and assignable licenses to the Employer as may be necessary for the Employer to use, sell, reproduce, modify and otherwise exercise control over the Proprietary Information for any purpose whatsoever, without any obligation of accounting or payment of royalties or other compensation to the Employee or to any third party. Proprietary Information may be used by the Employee only in connection with performing the Employee’s responsibilities under this Agreement. Upon termination of the Employee’s employment, the Employee shall no longer use Proprietary Information for any purpose whatsoever.

(iii) During and after the Term, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Employer, Parent and the affiliates of either, all confidential matters relating to the Employer’s Business and the business of Parent and the affiliates of either, learned by the Employee heretofore or hereafter, directly or indirectly, from the Employer, Parent and the affiliates of either (the “Confidential Employer Information”), including, without limitation, information with respect to (A) sales figures of the Employer, Parent or the affiliates of either, (B) profit or loss figures of the Employer, Parent or the affiliates of either, (C) customers, clients, suppliers and customer lists and lists of the employees of the Employer and its affiliates and (D) software now or hereafter sold or licensed by the Employer, whether or not developed by the Employer, Parent or the affiliates of either or by the Employee in connection with his employment, and any source code to such software or other related asset to which the Employer, Parent or the affiliates of either has any proprietary rights; and shall not disclose such Confidential Employer Information to anyone outside of the Employer except with the Employer’s express written consent and except for Confidential Employer Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

b. During the Term, the Employee shall not, without the Employer’s prior written consent:

(i) solicit or encourage to leave the employment or other service of the Employer, Parent or the affiliates of either, any employee or independent contractor thereof or hire (on behalf of the Employee or any other person or entity) any employee or independent contractor who has left the employment or other service of the Employer, Parent or the affiliates of either within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Employer, Parent and the affiliates of either; or

(ii) whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Employer’s, Parent’s or any of their affiliates’ relationship with, or endeavor to entice away from the Employer, Parent or the affiliates of either, any person who during the Term is or was a customer or client of the Employer, Parent or the affiliates of either.

c. For a one-year period immediately following the termination of Employee’s employment pursuant to paragraphs 5(a), 5(b), or 5(c), below, the Employee shall not, without the Employer’s prior written consent:

(i) solicit or encourage to leave the employment or other service of the Employer, Parent or the affiliates of either, any employee or independent contractor thereof or hire (on behalf of the Employee or any other person or entity) any employee or independent contractor who has left the employment or other service of the Employer, Parent or the affiliates of either within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with the Employer, Parent and the affiliates of either; or

(ii) whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Employer’s, Parent’s or any of their affiliates’ relationship with, or endeavor to entice away from the Employer, Parent or the affiliates of either, any person who during the term of Employee’s employment or the one-year period following the expiration of the term of Employee’s employment is or was a customer or client of the Employer, Parent or the affiliates of either.

d. All visually perceptible or machine-readable documents and things which consist of, include, or refer or relate to Proprietary Information, and any other memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Employee or made available to him concerning the business of the Employer, Parent or the affiliates of either, (i) shall at all times be the property of the Employer and, in the case of Parent and its affiliates (other than the Employer), Parent, and (ii) upon the Employee’s termination of employment, shall be returned to the Employer or Parent, as applicable.

e. Employee acknowledges that Employer will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of a breach of Employee’s obligations under this paragraph. The parties agree that Employer shall be entitled (without limitation of any other rights or remedies available to it) to obtain an injunction or other equitable relief from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach.

5. TERMINATION OF EMPLOYMENT.

a. Termination for Death, Disability or Cause. During the term of this Agreement, Employer may terminate this Agreement and Employee’s employment in any one of the following ways:

(1) Death. Automatically, upon the death of the Employee. In the event the Employee’s employment is terminated due to his death, Employer shall pay to the Employee’s legal representatives or named beneficiaries (as the Employee may designate from time to time in a notice to Employer) the Employee’s base salary for the remainder of the month in which the Employee’s death shall have occurred and an amount equal to the pro-rata portion of the bonus which the Employee would have been paid for his performance for the calendar quarter in which his death occurs but in no event less than six (6) months of the then-current base salary.

(2) Disability. If, as a result of incapacity due to physical or mental illness or injury, as reasonably determined by Employee’s physician and reasonably acceptable to Employer, Employee shall have been absent from Employee’s full-time duties hereunder for six (6) consecutive months, then thirty (30) days after Employee receives written notice from Employer (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), Employer may terminate Employee’s employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. In addition, Employee, upon 60 days written notice, may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of Employee’s duties hereunder hazardous to Employee’s physical or mental health or life, provided that Employee shall have furnished Employer with a written statement from Employee’s doctor and reasonably acceptable to Employer to such effect and provided, further, that, at Employer request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by Employer who is reasonably acceptable to Employee or his doctor, and the doctor chosen by Employer shall have concurred in the conclusion of Employee’s doctor. If the two doctors cannot agree as to whether or not Employee is so disabled, the two doctors shall designate a third doctor to examine Employee and a majority of the three doctors so selected shall make such determination. In the event this Agreement is terminated by either party as a result of Employee’s disability, the Employer shall upon the time of such termination only be required to continue to compensate Employee at his then-current base salary until such time as any applicable waiting periods under Employer’s long-term disability policy provided by Employer shall be exhausted and Employee shall be receiving payments pursuant to policy, at which time, all obligations of the Employer hereunder shall thereupon cease.

(3) Good Cause. Employer may terminate this Agreement at any time ten (10) days after delivery of written notice to Employee for good cause, which shall be limited to the following:

(i) commission of any felony or any crime involving moral turpitude;

(ii) willful breach of Employee’s duties to Employer, including but not limited to theft from Employer and failure to fully disclose personal pecuniary interest in a transaction involving Employer.

(iii) engaging in (A) willful misconduct; (B) willful or gross neglect; (C) fraud; (D) misappropriation; or (E) embezzlement, in each case in the performance of his duties hereunder or otherwise.

b. Without Cause.

(1) At any time during the term of this Agreement, Employee may, without cause, terminate this Agreement and Employee’s employment, effective ninety (90) days after written notice is provided to Employer at which time, subject to payment of amounts due and owing to Employee pursuant to paragraph 5d., all obligations of the Employer hereunder shall cease.

(2) Employee’s employment may be terminated by Employer without cause (and not as the result of death or disability) during the term of this Agreement. In the event Employer terminates Employee’s employment without cause, pursuant to this Section 5b.(2), Employee shall receive from Employer in a lump-sum payment due on the effective date of termination, an amount equal to two times his then applicable annual base salary, plus any accrued salary and declared but unpaid bonus and reimbursement of expenses.

c. For Good Reason. In addition to Employee’s other rights set forth in this Agreement, Employee may terminate this Agreement at any time thirty (30) days after delivery of notice to the Board for “good reason,” which shall be (i) a material diminution during the term of this Agreement in Employee’s office, duties or responsibilities (including following any change in control of Employer or Employer’s Parent) or (ii) a material breach by Employer of this Agreement. Notwithstanding the foregoing, Employee may not terminate this Agreement for good reason without providing (x) reasonable written notice to the Board setting forth the reasons for Employee’s intention to terminate for good reason, (y) an opportunity for the board to meet with Employee , together with legal counsel, and an opportunity by the Board to cure such reason within 15 days after receipt of such notice, and (z) delivery by Employee to the Board of a notice of termination for good reason setting forth the reasons for such termination at which time, subject to Section 5d., all obligations of the Employer hereunder shall cease. Should Employee terminate his employment with Employer pursuant to this Section 5c., Employee shall receive from Employer, in a lump-sum payment due on the effective date of termination, an amount equal to two times his then applicable base salary, plus any accrued salary and declared but unpaid bonus and reimbursement of expenses.

d. Consequences of Termination.

(1) Upon termination of this Agreement for any reason provided in Sections 5(a) - (c), above, Employer shall pay promptly to Employee all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination specifically set forth in Section 5, if any, will be due and payable to Employee only to the extent and in the manner expressly provided in Section 5 of this Agreement. All other rights and obligations of Employer and Employee under this Agreement shall cease as of the effective date of termination, except that Employer’s obligations under Section 3(e) hereof and Employee’s obligations under Section 4 hereof shall survive any termination or expiration of this Agreement.

(2) In the event of any termination of Employee’s employment for any reason, Employee shall be under no obligation to seek other employment and there shall be no offset against any amounts due to Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain. Any amounts due under this Section 5 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

(3) Notwithstanding any statement contained in this Agreement to the contrary, upon a termination by the Employer without cause under Section 5b.(2) or by the Employee for Good Reason under Section 5c.: (x) any options or rights to purchase securities of Parent shall immediately vest and remain exercisable until the four year anniversary of the termination of Employee and (y) any restrictions or forfeiture provisions applicable to any securities of the Parent or any subsidiaries of Parent owned beneficially or of record by Employee (or his spouse or estate) shall immediately lapse.

6. PROVISIONS OF GENERAL APPLICATION.

a. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties. No amendment to this agreement may be made except by a writing signed by both parties and approved by the board of directors of Parent.

b. Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with, and governed by, the laws of the State of California, and the correct venue for purposes of any proceeding brought to enforce or interpret the provisions of this Agreement shall be deemed to be the County of Santa Clara, State of California.

c. Notices. Any notice to Employer required or permitted under this Agreement shall be given in writing to:

(1) Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to the Employer’s principal place of business;

(2) H&Q Asia Pacific Limited, One Bush Street, San Francisco, California 94104, U.S.A; and

(3) H&Q (Thailand) Limited, Suite 1207, 12th Floor, Sathorn City Tower, 175 South Sathorn Road, Sathorn, Bangkok 10500, Thailand.

Any such notice to Employee shall be given in writing, and if mailed, shall be addressed to Employee at his home address then shown in Employer’s records. For purposes of determining any time limit in this Agreement, a notice shall be deemed to have been duly given (i) on the date of service, if served personally, or (ii) on the second business day after mailing.

d. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

e. No Assignment. Neither party may transfer the rights or delegate the duties provided for under the terms of this Agreement without the prior written consent of the other party.

f. Binding Effect. This Agreement shall inure to the benefit of, and the obligations hereunder shall continue to be binding upon, the parties respective successors, assigns, heirs, and personal representatives.

g. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

h. Enforceability; Jurisdictions. The Employer and the Employee intend to and hereby confer jurisdiction to enforce the covenants specified in Section 4 of this Agreement (the “Covenants”) upon the courts of any jurisdiction within the geographical scope of the Covenants. If the courts of any one or more of such jurisdictions hold the Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Employer and the Employee that such determination not bar or in any way affect the Employer’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions, such Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

i. Employee hereby agrees and acknowledges that as of March 10, 2000, the Employer has not in any way breached any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on March 10, 2000 and is effective as of the date first set forth above.

EMPLOYER:		EMPLOYEE:

FABRINET, a California corporation

By:	/s/ David T. Mitchell	/s/ David T. Mitchell
	David T. Mitchell, Chairman of	David T. Mitchell
the Board of Directors